Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ADDENTAX GROUP CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	1,345,000	(2)	$0.71	(3)	$954,950	0.0001531	$146.21

Total Offering Amounts			1,345,000		$0.71		$954,950	0.0001531	$146.21

Total Fee Offsets									—

Net Fee Due									$146.21

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers Common Stock, $0.001 par value per share (“Ordinary Shares”), of Addentax Group Corp. (the “Registrant”), that may become issuable under the Addentax Group Corp. 2024 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Ordinary Shares which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)	Represents 1,345,000 shares of Common Stocks reserved for issuance under the Plan.

(3)	Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Ordinary Shares reported on Nasdaq on October 9, 2024, which was US$0.71 per share.